EXHIBIT 3-A

                    AMENDED AND RESTATED
                  ARTICLES OF INCORPORATION
                             OF
                    INDIANA ENERGY, INC.

                 Restatement filed with the
       Indiana Secretary of State on January 12, 1987

                          ARTICLE 1

                       IDENTIFICATION

     The name of the Corporation is INDIANA ENERGY, INC.

                          ARTICLE 2

                     PURPOSES AND POWERS

     SECTION 2.01. Purposes. The purposes for which the Corporation is formed are the transaction of any or all lawful business for which corporations may be incorporated under the Indiana Business Corporation Law, as the same may, from time to time, be amended (the "Act").

     SECTION 2.02. Powers. The Corporation, subject to any limitations or restrictions imposed by the Act, other law or these Articles of Incorporation (these "Articles"), shall have the following general rights, privileges and powers:

          Clause (a). Personal Property. To acquire (by purchase, exchange, lease, hire or otherwise), hold, own, use, lease, mortgage, pledge, give as security, sell, convey, exchange or otherwise deal in and dispose of, either alone or in conjunction with others, personal property, tangible or intangible, and commodities of every kind, character and description whatsoever and any interests therein.

          Clause (b). Real Estate. To acquire (by purchase, grant, exchange, lease, hire or otherwise), hold, own, use, lease, mortgage, sell, convey, exchange or otherwise deal in and dispose of, either alone or in conjunction with others, real estate of every kind, character and description whatsoever and any interests therein, and any improvements thereon or appurtenances thereto.

          Clause (c). Operating Rights. To acquire (by application, grant, purchase, exchange, lease or otherwise) permits, concessions, grants, franchises, indeterminate permits, licenses, rights and privileges of every kind and nature; to hold, own, use, develop, operate under, lease, mortgage, pledge, sell, convey, exchange or otherwise deal with and dispose of the same to the extent permitted by law.

          Clause (d). Patents and Similar Rights. To acquire (by application, purchase, exchange, lease, hire or otherwise), hold, own, use, lease, mortgage, pledge, sell, convey, exchange, and grant licenses or sublicenses in respect of, or otherwise deal with and dispose of, letters patent of the United States of America or any foreign country, patent rights, licenses, privileges, inventions, discoveries, improvements, processes, formulae, copyrights, trademarks, trade names and intellectual property of any kind or character.

          Clause (e). Acquisition of Assets, Properties, Business, and Goodwill. To acquire (by purchase, exchange, lease, hire or otherwise) all or any part of the assets, properties, business or goodwill of any corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual or other legal entity (collectively, "Legal Entities," and individually, a "Legal Entity"); to pay for the same in cash, shares or obligations of the Corporation or otherwise; to assume in connection therewith any liabilities of any such transferor; and to hold, own, use, develop, operate and in any manner dispose of the whole, or any part, of the assets, properties, business or goodwill so acquired.

          Clause (f). Securities. To purchase, take, receive, subscribe for or otherwise acquire, guarantee, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise deal in and dispose of shares or other interests in, or obligations of, any one or more Legal Entities, including direct or indirect obligations or other securities of the United States of America or of any other government, State, territory, governmental district or municipality or of any agency or instrumentality thereof.

          Clause (g). Arrangements with Others. To enter into any lawful arrangement for sharing profits, union of interest, joint venture, reciprocal association, or cooperative association or partnership with any one or more Legal Entities.

          Clause  (h).  Agency.  To  act  as  agent  of   or
     representative for any one or more Legal Entities.

          Clause (i). To Raise Funds. To borrow or raise monies from time to time, without limit as to amount; to issue, execute, accept, endorse and deliver, as evidence of such borrowing, all kinds of securities, including without limitation promissory notes, drafts, bills of exchange, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness; and to secure the payment and performance of the obligations thereunder, by mortgage on, pledge of, or other security interest in the whole or any part of the assets, properties, business or goodwill of the Corporation, whether owned at the time or thereafter acquired.

          Clause (j). To Loan Funds. To lend money to any one or more Legal Entities, including employees of the Corporation or its subsidiaries; to take and hold any property as security for the payment of funds so loaned; but to make no loan of money or property to, and no guarantee of any obligation of, any of the Directors of the Corporation (collectively, the "Directors," and individually, a "Director"), except in the manner and upon the terms provided by the Act.

          Clause (k). Contracts. To enter into, perform, modify, terminate and rescind contracts and other agreements.

          Clause  (l).  Guarantees. To  make  any  guarantee
     respecting    the   shares,   dividends,    securities,
     indebtedness, interest, contracts or other obligations created by any one or more Legal Entities.

          Clause (m). Dealing in Its Own Shares. To purchase, take, receive or otherwise acquire, hold, own, use, pledge, cancel, sell, transfer or otherwise dispose of shares of the Corporation (collectively, "Shares," and individually, a "Share") to the extent permitted by the Act and these Articles, as the same may, from time to time, be amended.

          Clause (n). Contributions. To make payments or donations for the public welfare or for charitable, scientific, or educational purposes.

          Clause (o). Capacity to Act. To have the capacity to act possessed by natural persons, but to have authority to perform only such acts as are necessary or convenient to carry out its business and affairs.

          Clause  (p).  Officers, Agents and  Employees.  To
     elect Officers of the Corporation (collectively, "Officers," and individually, an "Officer"), to appoint agents and to hire employees of the Corporation; to define their duties; to determine their compensation; and to pay pensions and establish and administer pension plans, pension trusts, profit sharing plans, stock bonus plans, stock option plans, welfare plans, qualified and non-qualified retirement plans, and benefit or incentive plans for any or all of its current or former Directors, Officers and employees.

          Clause  (q). Indemnification. To indemnify persons
     to  the  extent,  upon  the terms  and  in  the  manner
     permitted  by the Act, and as provided in Section  8.08
     hereof.

          Clause (r). Statutory Powers. To have and exercise all the general rights, privileges and powers set forth in the Act.

          Clause (s). Ancillary Powers. To do all acts and things that are necessary or convenient to carry out its business and affairs.

     SECTION 2.03. Construction of Powers as Purposes. The powers enumerated in Section 2.02 shall be construed as purposes as well as powers, and the matters expressed in each Clause thereof shall be in no wise limited by reference to, or inference from, the terms of any other Clause, each of such Clauses being regarded as creating independent powers and purposes. Enumeration of specific additional powers in the Clauses of Section 2.02 shall not be construed as limiting or restricting in any manner, either the meaning of general terms used in this Article 2 or the scope of powers of the Corporation created thereby; nor shall the expression of one thing be deemed to exclude another not expressed although it be of like nature.

     SECTION 2.04. Carrying Out of Purposes and Exercise of Powers in Any Jurisdiction. The Corporation may carry out its purposes and exercise its powers in any State, territory, district or possession of the United States of America, or in any foreign country (collectively, "Governmental Jurisdictions," and individually, a "Governmental Jurisdiction"), to the extent that such purposes and powers are not forbidden by the respective laws of such Governmental Jurisdictions; and, in the case of any Governmental Jurisdiction in which one or more of such purposes or powers are forbidden by law, to limit, in any application to do business in such Governmental Jurisdiction, the purpose or purposes that the Corporation proposes to carry on or the powers it proposes to exercise in such Governmental Jurisdiction to such purpose or purposes or powers as are not forbidden by the law thereof.

                          ARTICLE 3

           REGISTERED OFFICE AND REGISTERED AGENT

     The street address of the registered office of the Corporation is:

                 1630 North Meridian Street
              Indianapolis, Indiana 46202-1496

 and the name and business office address of its registered
             agent in charge of such office are:

                     Lawrence A. Ferger
                 1630 North Meridian Street
              Indianapolis, Indiana 46202-1496

                          ARTICLE 4

                      NUMBER OF SHARES

     The Corporation shall have authority to issue a total of Two Hundred Four Million (204,000,000) Shares.

                          ARTICLE 5

   GENERAL PROVISIONS REGARDING SHARES OF THE CORPORATION

     SECTION 5.01. Preferred Stock. Four Million (4,000,000) of the Shares that the Corporation has authority to issue constitute a separate and single class of Shares known as "Preferred Stock," which may be issued in one or more series. The Board of Directors of the Corporation (the "Board") is vested with authority to determine and state the designations and the relative preferences, limitations, voting rights, if any, and other rights of each such series by the adoption and filing in accordance with the Act, before the issuance of any Shares of such series, of an amendment or amendments to these Articles determining the terms of such series (a "Section 5.01 Amendment"). All Shares of Preferred Stock of the same series shall be identical with each other in all respects.

     SECTION 5.02. Common Stock. All of the remaining Shares that the Corporation has authority to issue constitute a separate and single class of Shares known as "Common Stock," which shall be without par value and shall not be issued in series. All Shares of Common Stock shall be identical with each other in all respects.

     SECTION 5.03. Issues of Shares. The Board has authority to authorize and direct the issuance by the Corporation of Shares of Preferred Stock and Common Stock at such times, in such amounts, to such persons, for such consideration and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles, as the same may, from time to time, be amended.

     SECTION 5.04. Distributions Upon Shares. The Board has authority to authorize and direct in respect of the issued and outstanding Shares of Preferred Stock and Common Stock
(i) the payment of dividends and the making of other distributions by the Corporation at such times, in such amounts and forms, from such sources and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles, as the same may, from time to time, be amended, and (ii) the making by the Corporation of Share dividends and Share splits, pro rata and without consideration, in Shares of the same class or series or in Shares of any other class or series without obtaining the affirmative vote or the written consent of the holders of the Shares of the class or series in which the payment or distribution is to be made.

     SECTION 5.05. Acquisition of Shares. The Board has authority to authorize and direct the acquisition by the Corporation of the issued and outstanding Shares of Preferred Stock and Common Stock at such times, in such amounts, from such persons, for such considerations, from such sources and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles, as the same may, from time to time, be amended.

     SECTION 5.06. Record Ownership of Shares or Rights. The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any Share or Right of the Corporation (a "Right") is registered on the books of the Corporation as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such Share or Right on the part of any other person, whether or not the Corporation shall have notice thereof.

     SECTION 5.07. Recognition Procedure for Beneficial Ownership of Shares or Rights. The Board may establish in the Code of By-Laws of the Corporation (the "By-Laws") a recognition procedure by which the beneficial owner of any Share or Right that is registered on the books of the Corporation in the name of a nominee is recognized by the Corporation, to the extent provided in any such recognition procedure, as the owner thereof.

     SECTION 5.08. Disclosure Procedure for Beneficial Ownership of Shares or Rights. The Board may establish in the By-Laws a disclosure procedure by which the name of the beneficial owner of any Share or Right that is registered on the books of the Corporation in the name of a nominee shall, to the extent not prohibited by the Act or other applicable laws, be disclosed to the Corporation. Any disclosure procedure established by the Board may include reasonable sanctions to ensure compliance therewith, including without limitation (i) prohibiting the voting of, (ii) providing for mandatory or optional reacquisition by the Corporation of, and (iii) the withholding or payment into escrow of any dividend or other distribution in respect of, any Share or Right as to which the name of the beneficial owner is not disclosed to the Corporation as required by such disclosure procedure.

                          ARTICLE 6

         VOTING RIGHTS OF SHARES OF THE CORPORATION

     SECTION 6.01. Preferred Stock. The holders of Shares of Preferred Stock have the right, voting separately by class or by series, to cast one vote for each duly authorized, issued and outstanding Share of Preferred Stock held by them upon each question or matter in respect of which, under the Act, such holders are entitled to vote by class or by series. The holders of a series of Preferred Stock shall also have such other voting rights, if any, as may have been provided for such series in a Section 5.01 Amendment.

     SECTION 6.02. Common Stock. The holders of Shares of Common Stock have the right, voting separately by class, to cast one vote for each duly authorized, issued and outstanding Share of Common Stock held by them upon each question or matter in respect of which, under the Act, such holders are entitled to vote by class. Such holders also have the right to cast one vote for each duly authorized, issued and outstanding Share of Common Stock held by them upon each question or matter submitted generally to the holders of Shares of the Corporation (collectively, the "Shareholders," and individually, a "Shareholder") in respect of which, under the Act, voting by class or by series is not required (a "General Voting Matter"). If and to the extent voting rights with respect to any General Voting Matter are provided, in a Section 5.01 Amendment, to the holders of a series of Preferred Stock, the holders of Common Stock shall have the right to vote on such General Voting Matter either in common with, or separately by class from, the holders of such series of Preferred Stock, depending on the provisions of such Section 5.01 Amendment.

                          ARTICLE 7

                          DIRECTORS

     SECTION 7.01. Number. The number of Directors of the Corporation shall not be less than nine (9) nor more than fifteen (15), as may be specified in the initial Code of By-Laws of the Corporation or by amendment to the Code of By-
Laws  of the Corporation adopted by a majority vote  of  the
Directors then in office. If and whenever the Code of By-Laws of the Corporation does not contain a provision specifying the number of Directors, the number shall be nine
(9). The Directors elected by the Shareholders shall be divided into three (3) classes, with the term of office of the first class to expire at the 1987 annual meeting of Shareholders, the term of the office of the second class to expire at the 1988 annual meeting of Shareholders and the term of office of the third class to expire at the 1989 annual meeting of Shareholders. At each annual meeting of Shareholders following such initial classification and election, Directors elected by the Shareholders to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of Shareholders after their election. Each Director shall hold office until his successor is chosen and qualified. Directors need not be Shareholders of the Corporation.

     SECTION 7.02. Vacancies. Except as may be expressly provided by law, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the Directors then in office, and Directors so chosen shall hold office for a term expiring at the Annual Meeting of Shareholders at which the term of the class to which they have been elected expires.

     SECTION 7.03. Removal. Any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

     SECTION 7.04. Amendment, Repeal. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to alter, amend or repeal this Article 7.

                          ARTICLE 8

            PROVISIONS FOR REGULATION OF BUSINESS
            AND CONDUCT OF AFFAIRS OF CORPORATION

     SECTION 8.01. Action by Shareholders. Meetings of the Shareholders shall be held at such place, within or without the State of Indiana, as may be specified in or fixed in accordance with the By-Laws or in the respective notices, or waivers of notice, thereof. Any action required or permitted to be taken at any meeting of the Shareholders may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all the Shareholders entitled to vote with respect thereto, and such written consent is filed with the minutes of the proceedings of the Shareholders.

     SECTION 8.02. Action by Directors. Meetings of the Board or any committees thereof (collectively, "Committees," and individually, a "Committee") shall be held at such place, within or without the State of Indiana, as may be specified in or fixed in accordance with the By-Laws or in the respective notices, or waivers of notice, thereof and shall be conducted in such manner as may be specified in the By-Laws or permitted by the Act. Any action required or permitted to be taken at any meeting of the Board or a Committee may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all members of the Board or such Committee, and such written consent is filed with the minutes of the proceedings of the Board or such Committee.

     SECTION 8.03. Code of By-Laws. The Board shall have power, without the assent or vote of the Shareholders, to make, alter, amend or repeal the By-Laws by the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board at the time of such action. If the Shareholders are or become entitled by law to alter, amend or repeal the By-Laws, notwithstanding anything contained in these Articles or the By-Laws to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all of the Shares entitled to vote generally in the election of Directors, voting as a single class, shall be required to alter, amend or repeal the By-Laws.

     SECTION 8.04. Board Committees. Unless the By-Laws otherwise provide, the Board may, by resolution adopted by a majority of the actual number of Directors elected and qualified, from time to time, designate from among its members one or more Committees, each of which shall, to the extent provided in the resolution or By-Laws and not prohibited by the Act and other applicable laws, have and exercise all of the authority of the Board in the management of the Corporation.

     SECTION 8.05. Places of Keeping of Corporate Records. The Corporation shall keep at its principal office a copy of
(1) these Articles, and all amendments thereto currently in effect; (2) the By-Laws, and all amendments thereto currently  in  effect; (3) minutes of all  meetings  of  the
Shareholders and records of all actions taken by the Shareholders without a meeting (collectively, "Shareholders Minutes") for the prior three years; (4) all written communications by the Corporation to the Shareholders including the financial statements furnished by the Corporation to the Shareholders for the prior three years;
(5) a list of the names and business addresses of the current Directors and the current Officers; and (6) the most recent Annual Report of the Corporation as filed with the Secretary of State of Indiana. The Corporation shall also keep and maintain at its principal office, or at such other place or places within or without the State of Indiana as may be provided, from time to time, in the By-Laws, (1) minutes of all meetings of the Board and of each Committee, and records of all action taken by the Board and by each Committee without a meeting; (2) appropriate accounting records of the Corporation; (3) a record of the Shareholders in a form that permits preparation of a list of the names and addresses of all the Shareholders, in alphabetical order by class of Shares, stating the number and class of Shares held by each Shareholder; and (4) Shareholders Minutes for periods preceding the prior three years. All of the records of the Corporation described in this Section (collectively, the "Corporate Records") shall be maintained in written form or in another form capable of conversion into written form within a reasonable time.

     SECTION 8.06. Provisions for Working Capital. The Board shall have the power, from time to time, to fix and determine and to vary the amount to be reserved as working capital of the Corporation and, before the payment of any dividends, it may set aside out of the net profits of the Corporation such sum or sums as it may from time to time in its absolute discretion determine to be proper, whether as a reserve fund to meet contingencies or for the equalizing of dividends, or for repairing or maintaining any property of the Corporation, or for any corporate purposes that the Board shall think conducive to the best interest of the Corporation, subject only to such limitations as the By-Laws may from time to time impose.

     SECTION  8.07. Interest of Directors in Contracts.  Any
contract  or  other transaction between the Corporation  and
(i) any Director, or (ii) any Legal Entity (A) in which any Director has a material financial interest or is a general partner, or (B) of which any Director is a director, officer or trustee (collectively, a "Conflict Transaction"), shall be valid for all purposes, if the material facts of the Conflict Transaction and the Director's interest were disclosed or known to the Board, a Committee with authority to act thereon, or the Shareholders entitled to vote thereon, and the Board, such Committee or such Shareholders authorized, approved or ratified the Conflict Transaction. A Conflict Transaction is authorized, approved or ratified:

          (1) By the Board or such Committee, if it receives the affirmative vote of a majority of the Directors who have no interest in the Conflict Transaction, notwithstanding the fact that such majority may not constitute a quorum or a majority of the Board or such Committee or a majority of the Directors present at the meeting, and notwithstanding the presence or vote of any Director who does have such an interest; provided, however, that no Conflict Transaction may be authorized, approved or ratified by a single Director; and

          (2) By such Shareholders, if it receives the vote of a majority of the Shares entitled to be counted, in which vote Shares owned or voted under the control of any Director who, or of any Legal Entity that, has an interest in the Conflict Transaction may be counted.

This Section shall not be construed to require authorization, ratification or approval by the Shareholders of any Conflict Transaction, or to invalidate any Conflict
Transaction that would otherwise be valid under the common and statutory law applicable thereto.

     SECTION    8.08.    Limitation   of    Liability    and
Indemnification of Directors Officers and Others.

          Clause (a). Limitation of Liability. The following provisions apply with respect to liability on the part of a Director, a member of any Committee or of another committee appointed by the Board (an "Appointed Committee"), Officer, employee or agent of the Corporation (collectively, "Corporate Persons," and individually, a "Corporate Person") for any loss or damage suffered on account of any action taken or omitted to be taken by a Corporate Person:

               (i) General Limitation. No Corporate Person shall be liable for any loss or damage if, in taking or omitting to take any action causing such loss or damage, either (1) such Corporate Person acted (A) in good faith, (B) with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and
          (C) in a manner such Corporate Person reasonably believed was in the best interests of the Corporation, or (2) such Corporate Person's breach of or failure to act in accordance with the standards of conduct set forth in Clause (a)(i)(1) above (the "Standards of Conduct") did not constitute willful misconduct or recklessness.

               (ii)  Reliance on Corporate Records and Other
          Information. Any Corporate Person shall be fully protected, and shall be deemed to have complied with the Standards of Conduct, in relying in good faith, with respect to any information contained therein, upon (1) the Corporate Records, or (2) information, opinions, reports or statements (including financial statements and other financial data) prepared or presented by (A) one or more other Corporate Persons whom such Corporate Person reasonably believes to be competent in the matters presented, (B) legal counsel, public accountants or other persons as to matters that such Corporate Person reasonably believes are within such person's professional or expert competence, (C) a Committee or an Appointed Committee, of which such Corporate Person is not a member, if such Corporate Person reasonably believes such Committee or Appointed Committee merits confidence, or (D) the Board, if such Corporate Person is not a Director and reasonably believes that the Board merits confidence.

          Clause (b). Indemnification of Corporate Persons and Related Matters. The following provisions apply to the indemnification by the Corporation of Corporate
     Persons and matters related thereto:

               (i)     Indemnification    Standards.     The
          Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, formal or informal (an "Action"), by reason of the fact that he is or was a Corporate Person of the Corporation or is or was serving at the request of the Corporation as a Corporate Person, partner, trustee or member or in another authorized capacity (collectively, an "Authorized Capacity") of or for another Legal Entity, whether or not organized or formed for profit (collectively, "Another Entity"), against expenses (including attorneys' fees) ("Expenses") and judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Action, if such person (1) acted in good faith, (2) acted in a manner he reasonably believed (A) with respect to actions as a Corporate Person of the Corporation, to be in the best interests of the Corporation, or (B) with respect to actions in an Authorized Capacity of or for Another Entity, was not opposed to the best interests of the Corporation, and (3) with respect to any criminal Action, either (A) had reasonable cause to believe his conduct was lawful, or (B) had no reasonable cause to believe his conduct was unlawful. The termination of any Action by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person did not meet the standards for indemnification set forth in this Clause (b)(i) (the "Indemnification Standards").

               (ii) Indemnification in Successfully Defended Actions. To the extent that a person who is or was a Corporate Person of the Corporation, or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity, has been successful on the merits or otherwise in the defense of any Action referred to in Clause
          (b)(i) above, or in the defense of any claim, issue or matter in any such Action, the Corporation shall indemnify him against Expenses actually and reasonably incurred by him in connection therewith.

               (iii)   Indemnification   Procedure.   Unless
          ordered by a court, any indemnification of any person under Clause (b)(i) above shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because he met the Indemnification Standards. Such determination shall be made (1) by the Board, by a majority vote of a quorum consisting of Directors who are not at the time parties to the Action involved ("Parties"); or (2) if a quorum cannot be obtained under Subparagraph (1), by a majority vote of a Committee duly designated by the Board (in which designation Directors who are Parties may participate), consisting solely of two or more Directors who are not at the time Parties; or (3) by written opinion of independent legal counsel
          (A) selected by the Board or Committee in the manner prescribed in Subparagraphs (1) or (2), respectively, or (B) if a quorum cannot be obtained and a Committee cannot be designated under Subparagraphs (1) and (2), respectively, selected by a majority of the full Board, in which selection Directors who are Parties may participate; or (4) by the Shareholders who are not at the time Parties, voting together as a single class.

               (iv) Advances for Expenses. Expenses reasonably incurred in defending an Action by any person who may be entitled to indemnification under Clause (b)(i) above may be paid by the Corporation in advance of the final disposition of such Action if (1) such person furnishes the Corporation with (A) a written affirmation of his good faith belief that he has met, and (B) a written undertaking, executed personally or on his behalf, to repay the advance (an "Undertaking") if it is ultimately determined that he did not meet, the Indemnification Standards; and (2) a determination is made, under the procedure set forth in Clause (b)(iii) above, that the facts then known to those making the determination would not preclude indemnification under Clause (b)(i) above. An Undertaking must be an unlimited general obligation of the person making it, but need not be secured and may be accepted by the Corporation without reference to such person's financial ability to make repayment.

               (v) Rights Not Exclusive. The indemnification provided in these Articles (1) shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under (A) any law, (B) the By-Laws, (C) any resolution of the Board or of the Shareholders, (D) any other authorization, whenever adopted, after notice, by a majority vote of all Shares entitled to vote on General Voting Matters, or (E) the articles of incorporation, code of by-laws or other governing documents, or any resolution of or other authorization by the directors, shareholders, partners, trustees, members, owners or governing body, of Another Entity; (2) shall inure to the benefit of the heirs, executors and administrators of such person; and (3) shall continue as to any such person who has ceased to be a Corporate Person of the Corporation or to be serving in an Authorized Capacity for Another Entity.

               (vi) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Corporate Person of the Corporation, or is or was serving at the request of the Corporation in an Authorized
          Capacity of or for Another Entity, against any liability asserted against and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Clause (b).

               (vii) Definition of Corporation. For the purposes of this Clause (b), references to "the Corporation" include any constituent corporation absorbed in a consolidation or merger (a
          "Constituent") as well as the resulting or surviving corporation (the "Survivor"), such that any person who is or was a Corporate Person of such a Constituent, or is or was serving at the request of such Constituent in an Authorized Capacity of or for Another Entity, shall stand in the same position under the provisions of this Clause (b) with respect to the Survivor as he would if he had served the Survivor, or at its request, in the same capacity.

     SECTION 8.09. Compensation of Directors. The Board is hereby specifically authorized, in and by the By-Laws, or by resolution duly adopted by the Board, to make provision for reasonable compensation to its members for their services as Directors, and to fix the basis and conditions upon which such compensation shall be paid. Any Director may also serve the Corporation in any other capacity and receive compensation therefor in any form.

     SECTION 8.10. Direction of Purposes and Exercise of Powers by Directors. The Board, subject to any specific limitations or restrictions imposed by the Act or these Articles, shall direct the carrying out of the purposes and exercise the powers of the Corporation, without previous authorization or subsequent approval by the Shareholders.

     SECTION 8.11. Amendments of Articles of Incorporation. Except as otherwise expressly provided in Articles 7 and 9 hereof, and subject to the terms of any outstanding series of Preferred Stock, the Corporation reserves the right to increase or decrease the number of its authorized Shares, or any class or series thereof, and to reclassify the same, and to amend, alter, change or repeal any provision contained in these Articles, or in any amendment hereto, or to add any provision to these Articles or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the Act or by any other applicable laws; and all rights conferred upon the Shareholders in these Articles or any amendment hereto are granted subject to this reservation. No Shareholder has a vested property right resulting from any provision in these Articles, or authorized to be in the By-Laws by the Act or these Articles, including without limitation provisions relating to management, control, capital structure, dividend entitlement, or purpose or duration of the Corporation.

                          ARTICLE 9

        PROVISIONS FOR CERTAIN BUSINESS COMBINATIONS

     SECTION 9.01. Vote Required.

          Clause  (a).  Higher  Vote  for  Certain  Business
     Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 9.02 of this Article 9:

               (1)   Any  merger  or  consolidation  or  any
          similar transaction of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Shareholder (as hereinafter defined), or (B) any other corporation (whether or not itself an Interested Shareholder) which is, or after  such merger or consolidation would  be,  an
          Affiliate   (as   hereinafter   defined)   or   an
          Interested Shareholder; or

               (2) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more; or

               (3) The issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

               (4) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested
          Shareholder  or  any Affiliate of  any  Interested
          Shareholder; or

               (5) Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested
          Shareholder  or  any Affiliate of  any  Interested
          Shareholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class (it being understood that for purposes of this Article 9, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article 6 of these Articles of Incorporation). Such affirmative vote shall be required, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

          Clause (b). Definition of "Business Combination." The term "Business Combination" as used in this Article 9 shall mean any transaction which is referred to in any one or more of paragraphs (1) through (5) of Clause
     (a) of this Section 9.01.

     SECTION 9.02. When Higher Vote is Not Required. The provisions of Section 9.01 of this Article 9 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following Clauses (a) and (b) are met:

          Clause (a).  Approval by Continuing Directors. The
     Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

          Clause (b). Price and Procedure Requirements. All of the following conditions shall have been met:

               (1) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

                    (A)   The   highest  per   share   price
               (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholders for any shares of Common Stock acquired by it (i) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

                    (B)  The Fair Market Value per Share  of
               Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article 9 as the "Determination Date"), whichever is higher; and

                    (C)  The  price per share equal  to  the
               Fair Market Value per share of Common Stock determined pursuant to Clause (b)(1)(B) above, multiplied by the ratio of (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (ii) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of Common Stock.

               (2) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class or series of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this Clause (b)(2) shall be required to be met with respect to every class of outstanding Voting Stock whether or not the Interested Shareholder has previously acquired any Shares of a particular class of Voting Stock):

                    (A)   The   highest  per   share   price
               (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it (i) within the two-year period immediately prior to the Announcement Date or
               (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

                    (B)  The highest preferential amount per
               share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                    (C)  The Fair Market Value per share  of
               such   class   of   Voting   Stock   on   the
               Announcement  Date  or on  the  Determination
               Date, whichever is higher; and

                    (D)  The  price per share equal  to  the
               Fair Market Value per share of such class of Voting Stock determined pursuant to Clause
               (b)(2)(C) above, multiplied by the  ratio  of
               (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date or (ii) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of such class of Voting Stock;

               (3) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

               (4) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination:

                    (A) except as approved by a majority  of
               the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock;

                    (B)   there  shall  have  been  (i)   no
               reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and

                    (C)  such  Interested Shareholder  shall
               have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

               (5)  After  such  Interested Shareholder  has
          become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a Shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

               (6) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to Shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

     SECTION 9.03. Certain Definitions. For the purposes of this Article 9:

          Clause (a). A "person" shall include any individual, firm, corporation or other entity. When two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring voting stock of the Company, such partnership, syndicate or group shall be deemed a "person".

          Clause  (b). "Interested Shareholder"  shall  mean
     any   person  (other  than  the  Corporation   or   any
     Subsidiary) who or which:

               (1) Is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

               (2) Is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

               (3) Is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          Clause (c). A person shall be a "beneficial owner" of any Voting Stock:

               (1)   Which  such  person  or  any   of   its
          Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

               (2) Which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

               (3) Which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          Clause (d). For the purpose of determining whether a person is an Interested Shareholder pursuant to Clause (b) of this Section 9.03, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Clause (c) of this Section 9.03, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          Clause (e). "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on October 28, 1983.

          Clause (f). "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholders set forth in Clause (b) of this Section 9.03, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          Clause (g). "Continuing Director" means any member of the Board of Directors of the Corporation (the
     "Board") who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

          Clause (h). "Fair Market Value" means:

               (1) In the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-List Stock, or if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotation of a share of such stock as determined by the Board in good faith; and

               (2) In the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

          Clause (i). In the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in Clauses (b)(1) and (2) of Section 9.02 of this Article 9 shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock by the holders of such shares.

     SECTION 9.04. Powers of the Board of Directors. A majority of the directors of the Corporation shall have the power and duty to determine for the purposes of this Article 9, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

     SECTION  9.05.  No Effect on Fiduciary  Obligations  of
Interested Shareholders. Nothing contained in this Article 9 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

     SECTION 9.06. Amendment, Repeal, etc. Notwithstanding any other provisions of these Articles of Incorporation or the Code of By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Code of By-Laws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt provisions inconsistent with, this Article 9 of these Articles of Incorporation.